Exhibit 99.1

PETROQUEST ENERGY, INC.

Letter of Transmittal and Consent

Offer to Exchange and Consent Solicitation

up to $200,000,000 10% Senior Notes due 2017 and related guarantees (CUSIP 716748 AB4 and U7167U AA2; ISIN US716748AB47 and USU7167UAA26) for a like principal amount of new 10% Senior Notes due 2017 and related guarantees (CUSIP 716748 AA6) which have been registered under the Securities Act of 1933 Pursuant to the Prospectus dated                     , 2013

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2013, UNLESS EXTENDED (THE “EXPIRATION DATE”). A HOLDER VALIDLY TENDERING NOTES FOR EXCHANGE WILL, BY TENDERING THOSE NOTES, ALSO BE DEEMED TO HAVE VALIDLY DELIVERED ITS CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURE UNDER WHICH THOSE NOTES WERE ISSUED. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE RELATED NOTES AND THE WITHDRAWAL OF ANY NOTES WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

PLEASE READ CAREFULLY THE ATTACHED INSTRUCTIONS

The Exchange Agent for the Exchange Offer and Consent Solicitation is:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Delivery by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)	Overnight Delivery or Regular Mail:
The Bank of New York Mellon Trust

Company, N.A.

c/o The Bank of New York Mellon

Corporation

Corporate Trust Operations

Reorganization Unit

101 Barclay St., Floor 7E

New York, NY 10286

Attn: Dacia Brown-Jones

(732) 667-9408 To Confirm by Telephone or for Information Call: (315) 414-3349	The Bank of New York Mellon Trust

Company, N.A.

c/o The Bank of New York Mellon

Corporation

Corporate Trust Operations

Reorganization Unit

101 Barclay St., Floor 7E

New York, NY 10286

Attn: Dacia Brown-Jones

Delivery of this Letter of Transmittal and Consent to an address other than as shown above or transmission via a facsimile number other than the one listed above will not constitute a valid delivery. The instructions accompanying this Letter of Transmittal and Consent should be read carefully before this Letter of Transmittal is completed.

The undersigned hereby acknowledges receipt and review of the prospectus dated                     , 2013 (the “Prospectus”) of PetroQuest Energy, Inc. (the “Issuer”) and this Letter of Transmittal and Consent (this “Letter of Transmittal”) which together constitute the Issuer’s offer to exchange up to $200,000,000 aggregate principal amount of its issued and outstanding unregistered 10% Senior Notes due 2017 (originally issued on July 3, 2013) (the “Old Notes”), for a like principal amount of its new 10% Senior Notes due 2017 (issued under a supplemental indenture to the indenture dated as of August 19, 2010, as supplemented by, and together with, the first supplemental indenture dated August 19, 2010) (the “New Notes”) the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”). The offer to exchange the Old Notes for New Notes is referred to as the “Exchange Offer.” Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Issuer is also soliciting consents from holders of the Old Notes, upon the terms and subject to the conditions set forth in the Letter of Transmittal and in the Prospectus, to eliminate or amend substantially all of the restrictive covenants, and modify certain of the events of default and various other provisions, contained in the indenture governing the Old Notes (collectively, the “Proposed Amendments”). Holders may not deliver consents to the Proposed Amendments without tendering their Old Notes, and holders may not tender their Old Notes without delivering the related consents. The tender of Old Notes pursuant to the Exchange Offer will be deemed to automatically constitute delivery of a consent with respect to the Old Notes tendered, except as provided herein. All references to procedures for tendering Old Notes shall include such deemed delivery of consents.

The Issuer reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer for the Old Notes is open, at its discretion, in which event the term “Expiration Date” shall mean the latest date to which such Exchange Offer is extended. The Issuer shall notify The Bank of New York Mellon Trust Company, N.A. (the “Exchange Agent”) of any extension by oral or written notice and shall make a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For holders to validly tender their Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received such holder’s instructions to tender its Old Notes; and

•	Such holder agrees to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Old Notes, a holder of Old Notes will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, such holder will be bound by the terms of this Letter of Transmittal and will be deemed to have made the acknowledgments, consents and the representations and warranties it contains, just as if such holder had signed the Letter of Transmittal.

The term “holder” with respect to the Exchange Offer for Old Notes means any person in whose name such Old Notes are registered on the books of the security registrar for the Old Notes, any person who holds such Old Notes and has obtained a properly completed bond power from the registered holder or any participant in the DTC system whose name appears on a security position listing as the holder of such Old Notes and who desires to deliver the Old Notes by book-entry transfer at DTC.

Please read the entire Letter of Transmittal and the Prospectus carefully before tendering any Old Notes. The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus and this Letter of Transmittal may be directed to the Exchange Agent.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3. You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering Old Notes in the Exchange Offer, you hereby consent, and shall be deemed to have consented, to the Proposed Amendments in respect of the indenture governing the Old Notes as described in the Prospectus. You further understand that you may not deliver consents to the Proposed Amendments without tendering Old Notes, and that you may not tender Old Notes without delivering the related consents.

5. By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

6. By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

a.	the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b.	you have no arrangement or understanding with any person to participate in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

c.	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer;

d.	if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the New Notes;

e.	if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes;

f.	if you are a broker-dealer, that you did not purchase the Old Notes to be exchanged for the New Notes from us; and

g.	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

7. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

8. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

9. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS TO LETTER OF TRANSMITTAL

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations. Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to 5:00 p.m., New York City time, on the Expiration Date for the Exchange Offer.

2. Partial Tenders. Tenders of Old Notes will be accepted only in minimum denominations of $1,000 and multiples thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes tendered are accepted for exchange.

3. Validity of Tenders. All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4. Waiver of Conditions. The Issuer reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender. No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6. Requests for Assistance or Additional Copies. Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal. Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “The Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery. There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS, THE CONSENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.